SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NETFLIX, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Netflix, Inc.

970 University Avenue

Los Gatos, California 95032

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2003

To the Stockholders of Netflix, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Netflix, Inc., a Delaware corporation, will be held on Friday May 23, 2003 at 10:00 a.m. local time at the Los Gatos Cinemas, 41 No. Santa Cruz Avenue, Los Gatos, California 95030 for the following purposes:

1.	To elect two Class I directors to hold office until the 2006 Annual Meeting of Stockholders;

2.	To ratify the appointment of KPMG LLP as independent auditors for our fiscal year ending December 31, 2003;

3.	To amend our certificate of incorporation to reduce the number of shares of capital stock we have authorized to issue from 160,000,000 (150,000,000 shares of common stock and 10,000,000 shares of preferred stock), par value $0.001 to 90,000,000 (80,000,000 shares of common stock and 10,000,000 shares of preferred stock), par value $0.001; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are described more fully in the Proxy Statement accompanying this Notice.

Only stockholders who owned stock at the close of business on April 4, 2003 can vote at this meeting or any adjournments that may take place.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope for that purpose. Your stock will be voted in accordance with the instructions you have given. Any stockholder attending the meeting may vote in person even if he or she has previously returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the meeting, you must obtain from the record holder a proxy issued in your name.

For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours.

By order of the Board of Directors

Barry McCarthy Secretary

April 10, 2003

Los Gatos, California

NETFLIX, INC.

970 University Avenue

Los Gatos, California 95032

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Netflix, Inc. for use at the annual meeting of stockholders to be held on May 23, 2003, at 10:00 a.m. local time, or at any adjournment of this meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Los Gatos Cinemas, 41 No. Santa Cruz Avenue, Los Gatos, California 95030.

This Proxy Statement and accompanying proxy card were first mailed to stockholders on or about April 14, 2003.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of Netflix, at the address of Netflix’s offices noted above, written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the meeting, you must obtain from the record holder a proxy issued in your name.

Voting and Solicitation

Only stockholders of record at the close of business on April 4, 2003, or the record date, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 4, 2003, there were 22,977,621 shares of common stock outstanding and entitled to vote. Each holder of record of shares of common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

Proxies properly executed, duly returned to Netflix and not revoked will be voted in accordance with the specifications made. Where no specifications are given, such proxies will be voted “FOR” all nominees and “FOR” all other proposals described in this Proxy Statement. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named as proxies in the enclosed form of proxy will have discretionary authority to vote according to their own discretion.

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” OR “ABSTAIN,” or the Votes Cast, are treated as being present at the meeting for purposes of establishing a quorum. An abstention will have the same effect as a vote against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but, such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted, except with respect to Proposal Three, for which such broker non-votes will be treated as a vote “AGAINST” Proposal Three. Thus, a broker non-vote will not affect the outcome of the voting on a particular proposal other than Proposal Three.

The cost of soliciting proxies will be borne by Netflix. In addition to soliciting stockholders by mail and through its regular employees, Netflix will request that banks and brokers and other persons representing beneficial owners of the shares forward the proxy solicitation material to such beneficial owners and Netflix may reimburse these parties for their reasonable out-of-pocket costs. Netflix may use the services of its officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation.

Stockholder Proposals

Proposals of stockholders that are intended to be presented at our 2004 Annual Meeting of Stockholders in the proxy materials for such meeting must comply with the requirements of SEC Rule 14a-8 and must be received by our Secretary no later than December 11, 2003, in order to be included in the Proxy Statement and proxy materials relating to our 2004 Annual Meeting. A stockholder proposal or a nomination for director that will not be included in our Proxy Statement and proxy, but that a stockholder intends to present in person at the meeting, must generally be submitted to our Secretary no earlier than January 25, 2004, and no later than February 24, 2004. We advise you to review our Bylaws, which contain this and other requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Two Class I directors are to be elected at the Annual Meeting of stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the two nominees named below, both of whom are presently directors of Netflix. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the substitute nominee designated by the present Board to fill the vacancy. It is not expected that either nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director at this meeting will continue until the Annual Meeting of stockholders held in 2006 or until the director’s successor has been duly elected or appointed and qualified, or until his earlier resignation or removal.

Vote Required; Recommendation of Board

The two candidates receiving the highest number of affirmative Votes Cast will be elected as Class I directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

Nominee	Age	Principal Occupation
A. Robert Pisano	60	National Executive Director and CEO, Screen Actors Guild
Richard Barton	35	Entrepreneur and Investor

A. Robert Pisano, has served as one of our directors since April 2000. Since September 2001, Mr. Pisano has been the National Executive Director and Chief Executive Officer of the Screen Actors Guild. From August 1993 to April 1999, Mr. Pisano served as Executive Vice President, and the Vice Chairman and Director of Metro-Goldwyn-Mayer Inc., a motion picture and television studio. Mr. Pisano serves on the board of directors of Resources Connection and three mutual funds operated by First Pacific Advisor. Mr. Pisano holds an LL.B. from the Boalt Hall School of Law at the University of California, Berkeley and a B.A. from San Jose State University.

Richard Barton has served as one of our directors since May 2002. Mr. Barton founded Expedia, Inc., a leading provider of travel planning services, in 1994 and was its President, Chief Executive Officer and director from November 1999 to March 2003. Mr. Barton serves on the board of directors of Ticketmaster and USA Interactive. Mr. Barton holds a B.S. in industrial engineering from Stanford University.

Directors Not Standing For Election and Executive Officers

The members of the Board whose terms or directorships do not expire at the Annual Meeting and who are not standing for election at this year’s Annual Meeting and our executive officers are set forth below:

Name	Age	Class/Term Expiration	Principal Occupation
Directors
Michael Schuh	59	Class II/ 2004	Member, Foundation Capital
Michael Ramsay	53	Class II/ 2004	CEO, TiVo, Inc.
Timothy Haley	48	Class II/ 2004	Managing Director, Redpoint Ventures
Jay Hoag	44	Class III/2005	General Partner, Technology Crossover Ventures
Reed Hastings	42	Class III/2005	CEO, Netflix

Other Executive Officers
W. Barry McCarthy, Jr.	49	—	CFO, Netflix
Thomas R. Dillon	59	—	Vice President, Operations
Leslie J. Kilgore	37	—	Vice President, Marketing

Michael N. Schuh has served as one of our directors since February 1999. From August 1998 to the present, Mr. Schuh has served as a member of Foundation Capital, a venture capital firm. Prior to joining Foundation Capital, Mr. Schuh was a founder and Chief Executive Officer of Intrinsa Corporation, a supplier of productivity solutions for software development organizations from 1994 to 1998. Mr. Schuh serves on the board of directors of several private companies. Mr. Schuh holds a B.S.E.E. from the University of Maryland.

Michael Ramsay has served as one of our directors since May 2002. Mr. Ramsay has been the Chairman of the Board of Directors, Chief Executive Officer and President of TiVo Inc., a provider of personal television services, since its inception in August 1997. From April 1996 to July 1997, Mr. Ramsay was the Senior Vice President of the Silicon Desktop Group for Silicon Graphics, Inc., a manufacturer of advanced graphics computers. Mr. Ramsay holds a B.S. in Electrical Engineering from the University of Edinburgh, Scotland.

Timothy M. Haley has served as one of our directors since June 1998. Mr. Haley is a co-founder of Redpoint Ventures, a venture capital firm, and has been a Managing Director of the firm since October 1999. Mr. Haley has been a Managing Director of Institutional Venture Partners, a venture capital firm, since February 1998. From June 1986 to February 1998, Mr. Haley was the President of Haley Associates, an executive recruiting firm in the high technology industry. Mr. Haley currently serves on the Board of Directors of several private companies. Mr. Haley holds a B.A. from Santa Clara University.

Jay C. Hoag has served as one of our directors since June 1999. Since June 1995, Mr. Hoag has been a General Partner at Technology Crossover Ventures, a venture capital firm. Mr. Hoag serves on the board of directors of Altiris, Inc., eLoyalty Corporation, Expedia, Inc. and a private company. Mr. Hoag holds an M.B.A. from the University of Michigan and a B.A. from Northwestern University.

Reed Hastings has served as our Chief Executive Officer since September 1998, our President since July 1999 and Chairman of the Board since inception. Mr. Hastings also currently serves as President of the California

State Board of Education. From June 1998 to July 1999, Mr. Hastings served as Chief Executive Officer of Technology Network, a political service organization for the technology industry. Mr. Hastings served as Chief Executive Officer of Pure Atria Software, a maker of software development tools, from its inception in October 1991 until it was acquired by Rational Software Corporation, a software development company, in August 1997. Mr. Hastings holds an M.S.C.S. degree from Stanford University and a B.A. from Bowdoin College.

W. Barry McCarthy, Jr. has served as our Chief Financial Officer since April 1999 and our Secretary since May 1999. From January 1993 to December 1999, Mr. McCarthy was Senior Vice President and Chief Financial Officer of Music Choice, a music programming service distributed over direct broadcast satellite and cable systems. From June 1990 to December 1992, Mr. McCarthy was Managing Partner of BMP Partners, a financial consulting and advisory firm. From 1982 to 1990, Mr. McCarthy was an Associate, Vice President and Director with Credit Suisse First Boston, an investment banking firm. Mr. McCarthy currently serves on the board of directors of Paciolan, an Internet based ticketing service. Mr. McCarthy holds an M.B.A. from The Wharton School of Business at the University of Pennsylvania and a B.A. from Williams College.

Thomas R. Dillon has served as our Vice President of Operations since April 1999. From January 1998 to April 1999, Mr. Dillon served as Chief Information Officer at Candescent Technologies Corp., a manufacturer of flat panel displays. From May 1987 to December 1997, he served as Chief Information Officer of Seagate Technology, a maker of computer peripherals. Mr. Dillon holds a B.S. from the University of Colorado.

Leslie J. Kilgore has served as our Vice President of Marketing since March 2000. From February 1999 to March 2000, Ms. Kilgore served as a Director of Marketing for Amazon.com, an Internet retailer. Ms. Kilgore served as a brand manager for The Procter & Gamble Company, a manufacturer and marketer of consumer products, from August 1992 to February 1999. Ms. Kilgore holds an M.B.A. from the Stanford University Graduate School of Business and a B.S. from The Wharton School of Business at the University of Pennsylvania.

Board Meetings and Committees

The Board held six meetings during 2002. With the exception of Mr. Pisano, each Board member attended at least 75% or more of all Board and applicable committee meetings held during the time such member was a director of Netflix during 2002.

The Board has two standing committees: The Compensation Committee and the Audit Committee. The Board currently has no Nominating Committee or committee performing a similar function.

Compensation Committee.    The Compensation Committee of the Board of Directors consists of two non-employee directors: Messrs. Hoag and Haley. The Compensation Committee makes recommendations to the Board regarding salaries and incentive compensation for our officers. The Compensation Committee held one meeting in 2002.

Audit Committee.    The Audit Committee of the Board of Directors consists of Messrs. Schuh, Pisano and Haley, each of whom is independent under the rules of the National Association of Securities Dealers, Inc. The Audit Committee engages our independent public accountants, reviews our financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and our independent public accountants prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our internal accounting controls and financial affairs. The Audit Committee met four times in 2002. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

Director Compensation

Netflix directors do not receive cash for services they provide as directors or members of Board committees, but may be reimbursed for their reasonable expenses for attending Board and Board committee meetings. Upon joining our Board, Mr. Pisano received options to purchase 33,333 shares of our common stock and in September 2001 he received additional options to purchase 33,333 shares. In addition, Messrs. Barton and Ramsay upon joining our Board each received options to purchase 50,000 shares. No other directors were granted options.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of non-employee directors, Messrs. Hoag and Haley. None of the members of the Compensation Committee has been or is an officer or employee of Netflix. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our board of directors or Compensation Committee. No member of our board of directors is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board has selected KPMG LLP as our independent public accountants for the fiscal year ending December 31, 2003. We are submitting our selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG has audited our financial statements since 1998. We expect that representatives of KPMG will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

Our Bylaws do not require that the stockholders ratify the selection of KPMG as our independent auditors. However, we are submitting the selection of KPMG to stockholders for ratification as a matter of good corporate practice. If stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether to retain KPMG. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such a change would be in the best interests of Netflix and our stockholders.

Audit and Other Professional Fees

During the fiscal year ended December 31, 2002, fees for services provided by KPMG LLP were as follows (and rounded to the nearest $1,000):

Audit Fees

The aggregate fees billed to Netflix by KPMG for the audit of our annual financial statements for the year ended December 31, 2002 and for the review of the financial statements included in our quarterly reports on Form 10-Q for the same year totaled $190,000.

Financial Information Systems Design and Implementation Fees

The aggregate fees billed by KPMG to provide advice to Netflix regarding financial information systems design and implementation during the year ended December 31, 2002 totaled $0.00.

All Other Fees

The aggregate fees billed by KPMG for services rendered to Netflix during the last fiscal year, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” totaled $877,000, which amount consisted of $689,000 associated with the filing of our registration statement on Form S-1 and $188,000 associated with tax compliance.

The Audit Committee has specifically approved non-audit services performed by KPMG and has determined that the rendering of such non-audit services were compatible with maintaining their independence.

Vote Required; Recommendation of the Board

The affirmative vote of the majority of the Votes Cast is required for approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS NETFLIX’S INDEPENDENT AUDITORS FOR THE 2003 FISCAL YEAR.

PROPOSAL THREE

AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO

REDUCE AUTHORIZED SHARES

The Board has adopted an amendment to our certificate of incorporation to reduce the number of shares of capital stock we are authorized to issue from 160,000,000 (150,000,000 shares of common stock and 10,000,000 shares of preferred stock), par value $0.001 to 90,000,000 (80,000,000 shares of common stock and 10,000,000 shares of preferred stock), par value $0.001.

We are a Delaware corporation and are required to pay annual franchise tax to the State of Delaware. The state of Delaware permits companies to calculate the amount of franchise tax owing based on one of two formulas, whichever results in the least amount of tax. The first formula is based solely on the authorized shares outstanding. The second formula is based on a combination of authorized shares, shares outstanding and total assets of the company. The current maximum amount of franchise tax payable in Delaware is $150,000.

Under our current certificate of incorporation, our tax due, under either calculation is $150,000. If our certificate of incorporation had been amended on January 1, 2002 to reflect the authorized shares proposed under this proposal, we would have saved approximately $60,000 in Delaware franchise taxes for the year ended December 31, 2002. We cannot assure you that this type of savings will be realized in the future, as the State of Delaware may change the methods for calculating franchise tax. Similarly, our assets or shares outstanding may change in such a manner as to reduce or eliminate this anticipated savings.

Vote Required; Recommendation of the Board

The affirmative vote of a majority of our outstanding shares of common stock is required for approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO REDUCE THE AUTHORIZED SHARES.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of the common stock as of March 12, 2002 by (i) each stockholder that we know is the beneficial owner of more than 5% of the common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table set forth under “Executive Compensation—Compensation of Executive Officers—Summary of Compensation” and (iv) all executive officers and directors as a group. We have relied exclusively upon information provided to us by our directors and executive officers and copies of documents sent to us that have been filed with the Securities and Exchange Commission by others for purposes of determining the number of shares each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. Percentage ownership in the table below is based on 22,890,491 shares of common stock outstanding as of March 12, 2003. Shares of our stock subject to options or warrants that are exercisable within 60 days of the March 12, 2003 are also deemed outstanding for purposes of calculating the percentage ownership of that person, and if applicable, the percentage ownership of executive officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise indicated, the address for each stockholder listed in the table below is c/o Netflix, Inc., 970 University Avenue, Los Gatos, CA 95032.

Name and Address	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Jay C. Hoag (1) 528 Ramona Street Palo Alto, CA 94301	9,334,637	33.95%

Technology Crossover Management IV, L.L.C. (2) 528 Ramona Street Palo Alto, CA 94301	7,169,921	27.07%

Reed Hastings (3)	3,120,760	13.29%

Michael N. Schuh (4) 70 Willow Road, Suite 200 Menlo Park, CA 94025	2,837,354	11.61%

Fred Alger Management, Inc. 111 Fifth Avenue New York, NY 10003	2,148,875	9.39%

Ekipo B.V. (Maria van der Sluijz-Plantz) (5) Locatellikade 1 Parnassustoren 1076 AZ Amsterdam The Netherlands	2,060,776	8.99%

Technology Crossover Management II, L.L.C. (6) 528 Ramona Street Palo Alto, CA 94301	1,989,751	8.36%

FC Leadership Management Co. LLC (7) 70 Willow Road, Suite 200 Menlo Park, CA 94025	1,740,021	7.12%

Arbor Capital Management LLC One Financial Plaza, 120 South Sixth Street, Suite 1000 Minneapolis, MN 55042	1,403,500	6.13%

Timothy M. Haley and Institutional Venture Management VIII, LLC (8) c/o Redpoint Ventures 3000 Sand Hill Road Building 2, Suite 290 Menlo Park, CA 94025	668,544	2.92%

Name and Address	Number of Shares Beneficially Owned	Percent of Shares Outstanding
W. Barry McCarthy, Jr. (9)	289,334	1.25%

Leslie J. Kilgore (10)	250,664	1.08%

Thomas R. Dillon (11)	187,116	*

A. Robert Pisano (12)	69,666	*

Richard N. Barton (13)	53,000	*

Michael Ramsay (14)	50,000	*

All directors and executive officers as a group (10 persons) (15)	16,861,075	55.29%

*	Less than 1% of our outstanding shares of common stock

(1)	Mr. Hoag is not the record holder of any of our securities and disclaims beneficial ownership of the shares set forth next to his name except to the extent of his pecuniary interest therein. Mr. Hoag is a Managing Member of Technology Crossover Management II, L.L.C., Technology Crossover Management IV, L.L.C. and TCVF Management, L.L.C. Mr. Hoag, along with Richard H. Kimball, have the shared power to make voting decisions on behalf of the limited partnerships of such entities. TCVF Management, L.L.C. is the sole general partner of, and has sole investment control over, TCV Franchise Fund, L.P., which is the record holder of 81,540 of our shares and a warrant to acquire 93,425 of our shares. Mr. Kimball also disclaims beneficial ownership of the shares set forth next to Mr. Hoag’s name except to the extent of his pecuniary interest therein.

(2)	Technology Crossover Management IV, L.L.C. is not the record holder of any of our securities. It is the sole general partner of, and has sole investment control over, TCV IV, L.P. and TCV IV Strategic Partners, L.P. TCV IV, L.P. is the record holder of 3,440,886 of our shares and a warrant to purchase 3,471,289 of our shares. TCV IV Strategic Partners, L.P. is the record holder of 128,307 of our shares and a warrant to acquire 129,439 of our shares.

(3)	Includes options to purchase an aggregate of 600,000 shares.

(4)	Mr. Schuh is the record holder of 400 of our shares and disclaims beneficial ownership of the shares set forth next to his name except to the extent of his pecuniary interest therein. Mr. Schuh is not the record holder of any of our securities and disclaims beneficial ownership of the shares set forth next to his name except to the extent of his pecuniary interest therein. Mr. Schuh is a Manager of Foundation Capital Management Co. II, LLC and FC Leadership Management Co., LLC. Foundation Capital Management Co. II, LLC is not the record holder of any of our securities. It is the sole manager of, and has sole investment control over, Foundation Capital II Entrepreneurs Fund, LLC and Foundation Capital II Principals Fund, LLC. Foundation Capital II Entrepreneurs Fund, LLC is the record holder of 109,692 of our shares and Foundation Capital II Principals Fund, LLC is the record holder of 54,844 of our shares. Foundation Capital Management Co. II, LLC is also the sole general partner of, and has sole investment control over, Foundation Capital II, L.P., which is the record holder of 932,397 of our shares. The other Managers of Foundation Capital Management Co. II, LLC are James C. Anderson, William B. Elmore, Kathryn C. Gould and Paul G. Koontz. They also disclaim beneficial ownership of the shares beneficially owned by Foundation Capital Management Co. II, LLC except to the extent of their pecuniary interest therein.

(5)	Ms. van der Sluijz-Plantz is not the record holder of any of our securities and disclaims beneficial ownership of the shares set forth next to her name except to the extent of her pecuniary interest therein. Ms. van der Sluijz-Plantz is the sole managing director of Ekipo, B.V., which is the record holder of 2,038,990 of our shares and a warrant to purchase 21,786 of our shares.

(6)

Technology Crossover Management II, L.L.C. is not the record holder of any of our securities. It is the sole general partner of, and has sole investment control over, TCV II (Q), L.P., TCV II Strategic Partners, L.P.

and Technology Crossover Ventures II, L.P. TCV II (Q), L.P. is the record holder of 396,751 of our shares and a warrant to acquire 335,041 of our shares. TCV II Strategic Partners, L.P. is the record holder of 70,409 of our shares and a warrant to acquire 59,458 of our shares. Technology Crossover Ventures II, L.P. is the record holder of 516,055 of our shares and a warrant to acquire 435,790 of our shares. Technology Crossover Management II, L.L.C. is also the sole investment general partner of, and has sole investment control over TCV II, V.O.F. and Technology Crossover Ventures II, C.V. TCV II, V.O.F. is the record holder of 16,764 of our shares and a warrant to acquire 14,156 of our shares. Technology Crossover Ventures II, C.V. is the record holder of 78,791 of our shares and a warrant to acquire 66,536 of our shares.

(7)	FC Leadership Management Co., LLC is the sole general partner of, and has sole investment control over, Foundation Capital Leadership Fund, L.P., which is the record holder of 194,800 of our shares and a warrant to acquire 1,500,021 of our shares. FC Leadership Management Co., LLC is also the sole manager of, and has sole investment control over, Foundation Capital Leadership Principals Fund, LLC, which is the record holder of 5,200 of our shares and a warrant to acquire 40,000 of our shares.

(8)	Mr. Haley is the record holder of 845 of our shares and disclaims beneficial ownership of the shares set forth next to his name except to the extent of his pecuniary interest therein. Mr. Haley is together with Samuel D. Collella, Reid W. Dennis, Ruthann Quindlen, L. James Strand, William P. Tai, T. Peter Thomas, Geoffrey Y. Yang, Rebecca B. Robertson and R. Thomas Dyal, the Managing Directors of Institutional Venture Management VIII, LLC. Institutional Venture Management VIII, LLC is the sole general partner of, and has sole investment control over, Institutional Venture Partners VIII, L.P., which is the record holder of 652,894 of our shares. Institutional Venture Management VIII, LLC is also the sole manager of, and has sole investment control over, IVM Investment Fund VIII, LLC. IVM Investment Fund VIII, LLC is the record holder of 14,805 of our shares. Messrs. Collella, Dennis, Strand, Tai, Thomas, Yang, Dyal and Mses. Quindlen and Robertson also disclaim beneficial ownership of the shares set forth next to Mr. Haley’s name except to the extent of their pecuniary interest therein.

(9)	Includes: (i) options to purchase an aggregate of 258,336 shares; (ii) a warrant to purchase 5,000 shares; and (iii) 6,666 shares held by W. Barry McCarthy, Jr., Trustee of the Peter Dudley McCarthy Trust—2001 u/i dtd. December 31, 2001. Mr. McCarthy disclaims beneficial ownership of the 6,666 shares he holds as Trustee of the Peter Dudley McCarthy Trust—2001 u/i dtd. December 31, 2001.

(10)	Includes options to purchase an aggregate of 246,664 shares.

(11)	Includes options to purchase an aggregate of 185,450 shares.

(12)	Includes options to purchase an aggregate of 66,666 shares. These options are held in the name of A. Robert Pisano, trustee of Pisano Living Trust dated 9/4/92.

(13)	Includes an option to purchase 50,000 shares.

(14)	Includes an option to purchase 50,000 shares.

(15)	Includes, without duplication, the shares, options and warrants listed in footnotes (1) through (3), (4) and (8) through (14) above.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS

Executive Compensation

The following table sets forth information concerning the compensation paid by the Company to (i) the Chief Executive Officer and (ii) the other executive officers, for each of the years in the three-year period ended as of December 31, 2002. We refer to the individuals listed in the table below as the executive officers throughout this proxy statement.

			Long-Term Compensation Awards
Name and Principal Positions	Year	Salary	Securities Underlying Options		All Other Compensation
Reed Hastings Chief Executive Officer, President, Chairman of the Board	2002 2001 2000	$229,762 13,800 13,800	100,000 500,000 —		$173 — —	(1)

W. Barry McCarthy, Jr. Chief Financial Officer and Secretary	2002 2001 2000	223,077 200,000 196,538	102,666 93,866 —		270 3,501 64,794	(1) (2) (3)

Thomas R. Dillon Vice President of Operations	2002 2001 2000	223,077 200,000 195,962	81,000 194,330 16,666	(4)	774 5,389 771	(1) (5) (1)

Leslie J. Kilgore Vice President of Marketing	2002 2001 2000	217,692 190,000 141,038	136,333 284,332 116,666	(6)	162 3,914 64,168	(1) (7) (8)

(1)	Includes taxable amounts attributable to the employee under our group term life insurance policy.

(2)	Includes $3,231 representing our matching contribution made under our 401(k) plan and $270 for taxable amounts attributable to Mr. McCarthy under our group term life insurance policy.

(3)	Includes $64,524 representing taxable amounts attributable to Mr. McCarthy for relocation expenses paid by us and $270 for taxable amounts to Mr. McCarthy under our group term life insurance policy.

(4)	Includes 34,999 shares that were repriced in January 2001 and 51,665 shares underlying options that were repriced in August 2001. The options repriced in January 2001 were originally granted to Mr. Dillon in December 1999 and the options repriced in August 2001 include the options repriced in January 2001 and the options granted to Mr. Dillon in August 2000.

(5)	Includes $4,615 representing our matching contribution made under our 401(k) plan and $774 for taxable amounts attributable to Mr. Dillon under our group term life insurance policy.

(6)	Includes 100,000 shares underlying options that were repriced in January 2001 and 116,666 shares underlying options that were repriced in August 2001. The options repriced in January 2001 were originally granted to Ms. Kilgore in March 2000 and the options repriced in August 2001 include the options repriced in January 2001 and an additional option granted to Ms. Kilgore in August 2000.

(7)	Includes $3,752 representing our matching contribution made under our 401(k) plan and $162 for taxable amounts attributable to Ms. Kilgore under our group term life insurance policy.

(8)	Includes $64,043 representing amounts attributable to Ms. Kilgore for relocation expenses paid by us and $125 for taxable amounts attributable to Ms. Kilgore under our group term life insurance policy.

Grants of Stock Options

The following table sets forth information concerning grants of options to purchase the Company’s common stock made during 2002 to the executive officers. The potential realizable value is calculated based on the term of the option, which is ten years, the initial public offering price of $15.00 per share and assumed rates of stock appreciation of 5% and 10% compounded annually. These assumed rates of stock appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Last Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Reed Hastings	100,000	5.6%	$3.00	02/27/12	$1,493,413	$2,555,710
W. Barry McCarthy, Jr.	102,666	5.8%	3.00	02/27/12	1,533,227	2,623,846
Thomas R. Dillon	81,000	4.6%	3.00	02/27/12	1,209,665	2,070,125
Leslie J. Kilgore	136,333	7.7%	3.00	02/27/12	2,036,015	3,484,277

Aggregate Option Exercises in 2002 and Values at December 31, 2002

The following table sets forth information concerning option exercises during 2002 and the exercisable and unexercisable options held as of December 31, 2002 by the executive officers. The “Value Realized” column is based on the closing sales price of a share of our common stock on December 31, 2002, or $11.01, and “Value of Unexercised In-the-Money options at December 31, 2002” column is based on $11.01, less the per share exercise price of the option multiplied by the number of shares issuable upon exercise of the option. All options are immediately exercisable upon grant but following any such exercise are subject to repurchase by us at cost in the event of the optionee’s termination of employment for any reason (including death or disability), to the extent our right of repurchase has not lapsed. The number of shares exercisable that would remain subject to repurchase following an exercise (the unvested portion), are set forth in the footnotes to the following table:

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2002			Value of Unexercised In-the-Money Options at December 31, 2002
			Unexercisable	Exercisable		Unexercisable	Exercisable
Reed Hastings	—	$—	—	600,000	(1)	$—	$4,806,000
W. Barry McCarthy, Jr.	3,333	9,999	—	258,336	(2)	—	2,069,271
Thomas R. Dillon	46,972	360,398	—	268,359	(3)	—	2,149,556
Leslie J. Kilgore	4,000	26,680	—	316,664	(4)	—	2,536,479

(1)	322,223 shares of which were unvested as of December 31, 2002.

(2)	161,062 shares of which were unvested as of December 31, 2002.

(3)	159,131 shares of which were unvested as of December 31, 2002.

(4)	202,576 shares of which were unvested as of December 31, 2002.

Securities authorized for issuance under equity compensation plans.

The following table summarizes our equity compensation plans as of December 31, 2002:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans or arrangements approved by security holders	9,717,562	$3.22	1,446,560	(1)(2)
Equity compensation plans or arrangements not approved by security holders	661,032	$4.55	—

Total	10,378,594	$3.30	1,446,560

(1)	This number of shares includes 535,587 shares of our common stock reserved under our 2002 Employee Stock Purchase Plan, as amended, for future issuance.

(2)	Our 2002 Stock Plan also provides for annual increases in the number of shares available for issuance under the 2002 Stock Plan on the first day of each fiscal year equal to the lesser of (i) 1,000,000 shares, (ii) 5% of the outstanding shares of our common stock on such date, or (iii) a lesser amount determined by our Board of Directors. In addition, our 2002 Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance under the plan on the first day of each fiscal year equal to the lesser of (i) 333,333 shares, (ii) 2% of the outstanding shares of our common stock on such date, or (iii) such other amount as determined by our board of directors.

Employment, Severance and Change-of-Control Arrangements

In a change in control transaction, if the options under our amended and restated 1997 Stock Plan are not assumed or substituted for, each outstanding option will fully vest and become immediately exercisable. In addition, if, within 12 months of a change in control, a holder of an option under our amended and restated 1997 Stock Plan is terminated involuntarily other than for cause, the vesting schedule for such holder’s option will accelerate with respect to an amount of shares equal to the number of shares that would otherwise vest over the following 12 months.

In April 1999, our board of directors awarded W. Barry McCarthy, Jr. an option to purchase 110,000 shares of our common stock under a stock option agreement. One-quarter of the shares underlying Mr. McCarthy’s option vested in April 2000 and 1/48th of the total shares vest each month thereafter. Pursuant to an offer letter from us to Mr. McCarthy, upon a change of control of Netflix, the vesting schedule will accelerate with respect to an amount of shares equal to the number of shares that would otherwise vest over the following 12 months or 50% of the unvested options, whichever is greater. All of the shares underlying this option will be fully vested on April 14, 2003, subject to Mr. McCarthy continuing to be our employee through that date.

In April 1999, our board of directors awarded Thomas R. Dillon an option to purchase 75,000 shares of our common stock under a stock option agreement. One-quarter of the shares underlying Mr. Dillon’s option vested in March 2000 and 1/48th of the total shares vest each month thereafter. Pursuant to an offer letter from us to Mr. Dillon, if, upon a change of control of Netflix, Mr. Dillon is terminated, the vesting schedule will accelerate with respect to an amount of shares equal to the number of shares that would otherwise vest over the following 12 months. In the event that Mr. Dillon’s employment is terminated by us other than for cause, Mr. Dillon will be entitled to severance of three months continued salary and benefits.

In March 2000, our board of directors awarded Leslie Kilgore an option to purchase 100,000 shares of our common stock under a stock option agreement. One-quarter of the shares underlying Ms. Kilgore’s option were to vest in March 2001 and 1/48th of the total shares each month thereafter. In January 2001, Ms. Kilgore’s options were repriced and the terms adjusted such that one-quarter of the shares underlying Ms. Kilgore’s option vested in December 2000 and 1/48th of the total shares vest each month thereafter. Pursuant to an offer letter from us to Ms. Kilgore, if, upon a change of control of Netflix, Ms. Kilgore is involuntarily terminated or her role within the subsequent company is substantially and materially altered without her consent, the vesting schedule will accelerate with respect to an amount of shares equal to the number of shares that would otherwise vest over the following 12 months. All of the shares underlying Ms. Kilgore’s option will be fully vested on December 20, 2004, subject to Ms. Kilgore continuing to be our employee through that date. In the event that Ms. Kilgore’s employment is terminated by us other than for cause, Ms. Kilgore will be entitled to severance of three months continued salary and benefits.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of the company. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Forms 3, 4 and 5 they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except a late Form 4 filing by Richard Barton which was filed three days late.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board includes two non-employee directors. The Compensation Committee reviews and makes recommendations to the Board on salaries, bonuses and other benefits payable to our executive officers.

Compensation Philosophy.    Our executive pay programs are designed to attract and retain executives who will contribute to our long-term success, to reward executives for achieving long-term strategic goals, to link executive and stockholder interests through equity-based compensation, and to provide a compensation package that recognizes individual contributions and our performance. A meaningful portion of each executive’s total compensation is intended to be long-term and to relate to and be contingent upon our performance. Our compensation philosophy is to make cash compensation competitive with other companies of comparable size and stature in order to help motivate and retain executive officers and provide a strong incentive to achieve our specific goals. We believe that the use of stock options as a long-term incentive links the interests of the executive to that of the stockholders and motivates our executives to remain with us to a degree that is critical to our long-term success, while rewarding individuals for our performance, to the extent it is reflected in our stock price.

Components of Executive Compensation.    The two key components of our executive compensation program in fiscal 2002 were base salary and long-term incentives, represented by our stock option program. Stock options are generally granted when an executive joins us and additional options may be granted from time-to-time thereafter. The options granted to each executive generally vest over a four-year period, although exceptions may be made when deemed necessary or appropriate. We intend to grant additional options to executive officers and other senior managers from time-to-time based on performance and potential. In addition to the stock option program, executives are eligible to participate in our 2002 Employee Stock Purchase Plan.

We did not award any performance bonuses to executive officers in 2002.

Other elements of executive compensation include participation in company-wide medical and dental benefits and the ability to defer compensation pursuant to a 401(k) plan.

Chief Executive Officer Compensation.    The Compensation Committee used the philosophy described above in setting the annual compensation for the CEO, Reed Hastings. In considering Mr. Hastings’ salary, we not only considered this philosophy, but also took into consideration his existing ownership of our common stock, his accomplishments in developing the business strategy for us, and his ability to attract and retain senior management. Taking all this into account, Mr. Hastings received an increase in annual base salary, effective July 1, 2002, to $280,000. Prior to such increase, Mr. Hastings received an annual base salary of $200,000.

Section 162(m) of the Internal Revenue Code.    The Compensation Committee has considered the potential impact of Section 162(m) (the “Section”) of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. The Section disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for any of the executive officers, other than compensation that is “performance-based.” The Compensation Committee concluded that the Section should not reduce the tax deductions available to Netflix and that no changes to our compensation program were needed in this regard. However, the Compensation Committee may from time to time approve compensation that is not deductible under this Section.

Ongoing Review.    The Compensation Committee will be evaluating our compensation policies on an ongoing basis to determine whether they are appropriate to attract, retain and motivate key personnel. The Compensation Committee may determine accordingly that it is appropriate to increase salaries, award additional stock options or grants of restricted stock, or provide other short-term or long-term compensation to executives.

The Compensation Committee of the Board of Directors

Jay Hoag

Timothy Haley

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee engages and supervises the Company’s independent auditors and oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments made by management and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with KPMG LLP, the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statement with generally accepted accounting principles, their judgments as to the quality of the Company’s accounting principles and the other matters required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required by the Codification of Statements on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the written disclosure and the letter regarding its independence as required by Independence Standards Board Standard No. 1, Independence Discussions with the Audit Committees.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations or the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of KPMG LLP to audit Netflix’s financial statements for the year ending December 31, 2003.

Audit Committee of the Board of Directors

Michael Schuh

Timothy Haley

A. Robert Pisano

CERTAIN TRANSACTIONS

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with Netflix.

COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN

The following graph compares the total cumulative stockholder return on Netflix’s common stock with the total cumulative return of the Nasdaq National Market Index and the Philadelphia Internet Index for the period beginning on May 23, 2002 (based on the closing price of Netflix’s stock on the date on which Netflix’s stock began trading on the Nasdaq) through December 31, 2002. Total cumulative stockholder return assumes $100 invested at the beginning of the period in the common stock of Netflix, the stocks represented in the Nasdaq Composite Index and the stocks represented in the Philadelphia Internet Index, respectively. The Philadelphia Internet Index is an equal-dollar-weighted index composed of 25 leading companies involved in Internet commerce, service and software. Historical stock price performance should not be relied upon as indicative of future stock price performance:

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By Order of the Board of Directors

Barry McCarthy

Secretary

April 10, 2003

Appendix A

CHARTER FOR THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS OF

NETFLIX, INC.

adopted pursuant to Rule 4350(d)(1) of the

Manual of the National Association of Securities Dealers, Inc.

Adopted February 27, 2002

I.    PURPOSE

The purpose of the Audit Committee of the Board of Directors (the “Board”) of Netflix, Inc., a Delaware corporation (the “Company”) shall be:

•	to provide oversight and monitoring of the Company’s systems of internal controls, Company management and the Company’s independent auditors and their activities with respect to the Company’s financial reporting and compliance process;

•	to provide the Board with the results of its monitoring and recommendations derived therefrom;

•	to nominate to the Board the independent auditors to audit the Company’s financial statements and oversee the activities and independence of the auditors; and

•	to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

II.    MEMBERSHIP

The Audit Committee members will be appointed from time to time by, and will serve at the discretion of, the Board and will consist of at least three members of the Board. In accordance with Rule 4350 (d)(2) pursuant to the Manual of the National Association of Securities Dealers, Inc. (the “Manual”), the Audit Committee members shall meet the following criteria:

1.	Each member shall be an “independent director” (as such term is defined pursuant to Rule 4200(14) of the Manual), except as may be permitted pursuant to paragraph (B) of Rule 4350(d)(2);

2.	Each member shall be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement; and

3.	It shall have, and shall continue to have, at least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

III.    SCOPE OF RESPONSIBILITIES

The scope of the responsibilities of the Audit Committee shall include:

•	Providing oversight and monitoring of Company management, including without limitation the chief financial officer and principal accounting officer and controller, and the independent auditors and their activities with respect to the Company’s financial reporting and compliance process;

•	Reviewing on a continuing basis the adequacy of the Company’s system of internal controls;

•	Reviewing fee arrangements with the independent auditors;

•	Reviewing the independent auditors’ proposed audit scope and approach;

•	Reviewing the performance of the independent auditors, who shall be accountable to the Board and the Audit Committee as the representatives of the stockholders of the Company, and recommending to the Board and stockholders the appointment of the independent auditors;

•	Requesting and receiving from the independent auditors a formal written statement delineating all relationships between the auditor and the Company, consistent with Independent Standards Board Standard No. 1, as well as actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors;

•	Taking any and all appropriate and necessary action, or recommending that the Board take such appropriate and necessary action, to oversee the independence of the outside auditors and, as the representatives of the stockholders with respect to the independent auditors, select, evaluate and, where appropriate, replace the outside auditor, or nominate the outside auditor to be proposed for stockholder approval in any proxy statement;

•	Directing the Company’s independent auditors to review before filing with the Securities and Exchange Commission the Company’s interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

•	Reviewing before release the unaudited quarterly and audited annual operating results in the Company’s quarterly and annual earnings releases;

•	Discussing with the Company’s independent auditors the matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

•	Reviewing with management, before release, the audited financial statements and Management’s Discussion and Analysis included in the Company’s Annual Report on Form 10-K, and recommending to the Board following such review, if appropriate, that the audited financial statements be included in such Annual Report on Form 10-K;

•	Providing a report in the Company’s proxy statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(e)(3) of Schedule 14A, or any successor provisions;

•	Reviewing, in conjunction with legal counsel, any legal matters that could have a significant impact on the Company’s financial statements;

•	Reviewing at least annually the Audit Committee’s own structure, processes and membership requirements;

•	Providing oversight and review of the Company’s asset management policies, including without limitation an annual review of the Company’s investment policies and performance for cash and short-term investments;

•	Reviewing related party transactions for potential conflicts of interests;

•	If necessary, instituting special investigation(s) and, if appropriate, hiring special counsel or experts to assist in such investigation(s);

•	Reviewing and reassessing the adequacy of this Charter on not less than an annual basis; and

•	Performing such other duties as may be requested by the Board.

IV.    MEETINGS

The Audit Committee shall meet at least quarterly. The Audit Committee may establish its own schedule, which it shall provide to the Board in advance.

The Audit Committee shall meet separately with each of (i) the independent auditors, as well as (ii) the members of the Company’s management, including without limitation the chief financial officer and principal accounting officer and controller, as it deems appropriate, but at least once annually, in order to review the financial controls of the Company.

V.    MINUTES

The Audit Committee shall maintain written minutes of its meetings, which minutes shall be filed with the minutes of the meetings of the Board.

VI.    REPORTS

Apart from the report prepared for the Company’s proxy statement pursuant to Item 306 of Regulation S-K and Item 7(e)(3) of Schedule 14A, the Audit Committee shall summarize its examinations and recommendations to the Board from time to time as may be appropriate, consistent with this Charter, but at least once annually.

FORM OF PROXY

NETFLIX, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 23, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Netflix, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 10, 2003 and hereby appoints Reed Hastings and Barry McCarthy, and each of them, with full power of substitution, as Proxy or Proxies to vote all shares of the common stock of the undersigned at the Annual Meeting of Stockholders of Netflix, Inc. to be held on May 23, 2003, and at any adjournments thereof, upon the proposals set forth in this and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof.

1.	To elect two Class I directors to hold office until the 2006 Annual Meeting of Stockholders:

☐	FOR the nominees listed below (except as indicated)	☐	WITHHOLD authority to vote for the nominees listed below

If you wish to withhold authority to vote for an individual nominee, strike a line through that nominee’s name in the list below.

A. Robert Pisano

Richard Barton

2.	To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2003.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To amend the Company’s certificate of incorporation to reduce the number of shares of capital stock the Company is authorized to issue from 160,000,000 (150,000,000 shares of common stock and 10,000,000 shares of preferred stock), par value $0.001 to 90,000,000 (80,000,000 shares of common stock and 10,000,000 shares of preferred stock), par value $0.001.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Either of such Proxies or substitutes shall have and may exercise all of the powers of said Proxies hereunder.

Dated:
Name (Please Print)

Signature

Dated:
Name (Please Print)

Signature

This Proxy should be marked, dated and signed by the stockholder or stockholders exactly as the stockholder’s or stockholders’ name appear hereon, and returned promptly in the enclosed envelope. Person’s signing in a fiduciary or representative capacity should so indicate. If shares are held by joint tenants, as community property or otherwise by more than one person, all should sign.

This Proxy will be voted as directed or, if no direction is indicated, will be voted for each of the proposals listed above, and as said Proxies deem advisable on such other matters as may properly come before the meeting.